Exhibit 2.1

PLAN OF CONVERSION

OF

SIMON PROPERTY GROUP, INC.

This Plan of Conversion (this “Plan of Conversion”) is adopted as of May 14, 2025 to convert Simon Property Group, Inc., a Delaware corporation (the “Converting Entity”), to an Indiana corporation to be known as “Simon Property Group, Inc.” (the “Converted Entity”).

1.            Converting Entity. The Converting Entity is a corporation organized under the General Corporation Law of the State of Delaware (the “DGCL”).

2.            Converted Entity. The Converted Entity shall be a corporation organized under Title 23, Article 1 of the Indiana Code, as amended (the “Indiana Code”). The name of the Converted Entity shall be Simon Property Group, Inc.

3.            The Conversion. The Converting Entity shall be converted to the Converted Entity (the “Conversion”) pursuant to Sections 23-0.6-5-1 to -6 of the Indiana Code and Section 266 of the DGCL.

4.            Filing of Conversion Documents; Effective Time. As soon as practicable following the satisfaction of the conditions set forth in Section 11, if this Plan of Conversion shall not have been terminated prior thereto as provided in Section 15, the Converting Entity shall cause (i) articles of domestication meeting the requirements of Section 23-0.6-5-5 of the Indiana Code (the “Articles of Domestication”) to be properly executed and filed in accordance with such section; and (ii) a certificate of conversion meeting the requirements of Section 266 of the DGCL (the “Certificate of Conversion”) to be properly executed and filed in accordance with such section, and otherwise make all other filings or recordings as required by the Indiana Code or DGCL in connection with the Conversion. The Conversion shall become effective at the time designated in the Articles of Domestication and Certificate of Conversion as the effective time of the Conversion (the “Effective Time”).

5.            Governance of Converted Entity. On and after the Effective Time, the affairs of the Converted Entity shall be governed in accordance with the Indiana Business Corporation Law, Indiana Code Section 23-1-17-1, et seq., and the Articles of Incorporation and Bylaws of the Converted Entity, substantially in the forms attached hereto as Exhibit A and Exhibit B, respectively, as the same may be amended in accordance with their respective terms and applicable law.

6.            Directors and Officers. From and after the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or Converted Entity, or their respective stockholders, (i) the Board of Directors of the Converted Entity will consist of the same directors of the Converting Entity as of immediately prior to the Effective Time, having the same director classes and the same terms, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal; (ii) each committee of the Board of Directors of the Converting Entity as of immediately prior to the Effective Time shall be, from and after the Effective Time, constituted as a committee of the Board of Directors of the Converted Entity on the same terms and with the same powers and authority of the Board of Directors of the Converting Entity as of immediately prior to the Effective Time, and the members of each committee of the Board of Directors of the Converting Entity as of immediately prior to the Effective Time shall be, from and after the Effective Time, the members of each such committee of the Board of Directors of the Converted Entity, to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal; and (iii) the officers of the Converted Entity shall be the same officers of the Converting Entity as of immediately prior to the Effective Time (and any designation as an “executive officer” under Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or “officer” for purposes of Section 16 of the Exchange Act shall remain in effect), to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal.

7.            Effect on Capital Stock of Converting Entity. At the Effective Time, by virtue of the Conversion and without any further action on the part of any holder thereof, the Converting Entity, the Converted Entity, or any other person, (i) each share of Common Stock, par value $0.0001 per share (“Common Stock”), of the Converting Entity issued and outstanding or held in treasury immediately prior to the Effective Time shall be automatically converted into one (1) share of Common Stock, par value $0.0001 per share, of the Converted Entity; (ii) each share of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), of the Converting Entity issued and outstanding or held in treasury immediately prior to the Effective Time shall be automatically converted into one (1) share of Class B Common Stock, par value $0.0001 per share, of the Converted Entity; and (iii) each share of 8 3/8% Series J Cumulative Redeemable Preferred Stock, par value $0.0001 per share (“Series J Preferred Stock”), of the Converting Entity issued and outstanding or held in treasury immediately prior to the Effective Time shall be automatically converted into one (1) share of 8 3/8% Series J Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of the Converted Entity. At and after the Effective Time: (x) all of the outstanding certificates that immediately prior thereto represented issued and outstanding shares of Common Stock, Class B Common Stock, and Series J Preferred Stock of the Converting Entity shall be deemed for all purposes to evidence ownership of and to represent shares of Common Stock, Class B Common Stock, and Series J Preferred Stock, respectively, of the Converted Entity into which the shares represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Converted Entity and its transfer agent; and (y) all of the issued and outstanding shares of Common Stock, Class B Common Stock, and Series J Preferred Stock of the Converting Entity that are in uncertificated book-entry form shall automatically become the number and class of shares of the Converted Entity into which such shares of the Converting Entity have been converted as herein provided in accordance with the customary procedures of the Converting Entity’s transfer agent.

8.            Effect on Other Securities of Converting Entity. At the Effective Time, all outstanding and unexercised portions of each option, warrant, and security exercisable or convertible by its terms into the Common Stock, Class B Common Stock, or Series J Preferred Stock of the Converting Entity (including convertible promissory notes), whether vested or unvested, which are outstanding immediately prior to the Effective Time (each, a “Convertible Security”), shall constitute an option, warrant, or convertible security, as the case may be, to acquire the same number of shares of the Common Stock, Class B Common Stock, or Series J Preferred Stock, as applicable, of the Converted Entity as the holder of such Convertible Security would have been entitled to receive had such holder exercised or converted such Convertible Security in full immediately prior to the Effective Time (not taking into account whether such Convertible Security was in fact exercisable or convertible at such time), at the same exercise/conversion price per share, and shall, to the extent permitted by applicable law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status, and all other terms and conditions. In addition, at the Effective Time, any share of restricted stock, restricted stock unit, equity or equity-based award, or any other right to acquire any, or of any instrument to convert into or based on the value of, Common Stock, Class B Common Stock, or Series J Preferred Stock or other equity security of the Converting Entity shall, from and after the Effective Time, be a share of restricted stock, restricted stock unit, equity or equity-based award, or other right to acquire any, or of any instrument to convert into or based on the value of, the same amount of Common Stock, Class B Common Stock, Series J Preferred Stock, or other equity securities of the Converted Entity, and shall, to the extent permitted by applicable law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status, and all other terms and conditions.

9.            Effect on Employment Agreements, Benefit Plans, and Incentive Plans. As of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, each employment letter or agreement, employee benefit plan or agreement, incentive compensation plan or agreement, or other similar plan or agreement to which the Converting Entity is a party, or otherwise maintains, sponsors, or contributes, shall continue to be a plan or agreement of the Converted Entity on the same terms and conditions and any references to the Converting Entity thereunder shall mean the Converted Entity on and after the Effective Time. To the extent that any such plan, letter, or agreement provides for the issuance, or is otherwise based on the value, of Common Stock, Class B Common Stock, Series J Preferred Stock, or other equity securities of the Converting Entity, as of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, such plan or agreement shall be deemed to provide for the issuance, or be based on the value, of Common Stock, Class B Common Stock, Series J Preferred Stock, or other equity securities of the Converted Entity, respectively.

10.            Effect on Other Agreements. As of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, each agreement to which the Converting Entity is a party, shall continue to be an agreement of the Converted Entity on the same terms and conditions and any references to the Converting Entity thereunder shall, on and after the Effective Time, mean the Converted Entity.

11.            Conditions Precedent. Completion of the Conversion is subject to the following conditions:

(a)            the resolution of the Board of Directors of the Converting Entity (the “Board of Directors”) approving the conversion of the Converting Entity to the Converted Entity pursuant to and in accordance with applicable law and this Plan of Conversion shall have been adopted and approved by the affirmative vote of a majority of the aggregate voting power of the shares of the Common Stock and Class B Common Stock of the Converting Entity outstanding and entitled to vote thereon, voting together as a single class; and

(b)            other than the filing of the Articles of Domestication and the Certificate of Conversion provided for under Section 4, any other regulatory or contractual approvals that the Board of Directors (in its sole discretion) determines to obtain shall have been so obtained and be in full force and effect.

All of the foregoing conditions are non-waivable, except that the condition set forth in Section 11(b) may be waived by the Board of Directors, and any determination by the Board of Directors prior to the Effective Time concerning the satisfaction or waiver of any condition set forth in this Section 11 shall be final and conclusive.

12.            Effect of Conversion. From and after the Effective Time, the Conversion shall, for all purposes of the laws of the State of Delaware, have the effects set forth in Section 266(h) of the DGCL and shall, for all purposes of the laws of the State of Indiana, have the effects set forth in Indiana Code Section 23-0.6-5-6.

13.            Record of Conversion. A copy of this Plan of Conversion will be kept at the principal place of business of the Converted Entity and, upon the request of any stockholder of the Converting Entity, a copy of this Plan of Conversion shall promptly be delivered to such stockholder.

14.            Foreign Qualifications of Converted Entity. For the purpose of authorizing the Converted Entity to do business in any state, territory, or dependency of the United States, including, but not limited to, Delaware, or of any foreign country in which it is necessary or expedient for the Converted Entity to transact business, the officers of the Converted Entity are hereby authorized and empowered to appoint and substitute all necessary agents or attorneys for service of process, to designate and to prepare, execute, and file, for and on behalf of the Converted Entity, all necessary certificates, reports, powers of attorney, and other instruments as may be required by the laws of such state, territory, dependency, or country to authorize the Converted Entity to transact business therein, and whenever it is expedient for the Converted Entity to cease doing business therein and withdraw therefrom, to revoke any appointment of agent or attorney for service of process, and to file such certificates, reports, revocation of appointment, or surrender of authority as may be necessary to terminate the authority of the Converted Entity to do business in any such state, territory, dependency, or country, and all actions taken by the officers of the Converted Entity prior to the Effective Time in furtherance of this Section 14 shall be, and each of them hereby is, approved, ratified, and confirmed in all respects as the proper acts and deeds of the Converted Entity.

15.            Termination; Abandonment. At any time before the Effective Time, whether before or after approval of the Conversion by the requisite stockholders of the Converting Entity as described above, this Plan of Conversion may be terminated and the Conversion may be abandoned, or the consummation of the Conversion may be deferred for a reasonable period of time if, in the opinion of the Board of Directors, such action would be in the best interests of the Converting Entity. In the event of termination of this Plan of Conversion, this Plan of Conversion shall become void and of no effect.

16.            Plan of Reorganization. It is intended that the Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any similar provision of state or local law). This Plan of Conversion shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.

17.            Third Party Beneficiaries. This Plan of Conversion shall not confer any rights or remedies upon any person or entity other than as expressly provided herein. It being understood that, notwithstanding anything to the contrary in this Plan of Conversion, no provision of this Plan of Conversion is intended to, or does, confer any rights or remedies on any current or former employee or other service provider of the Converting Entity (nor any other individual associated therewith) and none of such individuals shall be regarded for any purpose as a third party beneficiary to this Plan.

18.            Severability. Whenever possible, each term and provision of this Plan of Conversion will be interpreted in such manner as to be effective and valid under applicable law, but if any term or provision of this Plan of Conversion is held to be prohibited by or invalid under applicable law or in any jurisdiction, such term or provision will be ineffective only to the extent, of such prohibition or invalidity, without invalidating the remainder of this Plan of Conversion. Upon the determination that any term or provision of this Plan of Conversion is invalid, illegal, or unenforceable, such term or provision shall be deemed amended in such jurisdiction, without further action on the part of any person or entity, to the limited extent necessary to render the same valid, legal, or enforceable.

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This Plan of Conversion has been adopted by the Board of Directors as of the date set forth above.

Simon Property Group, Inc.

By:	/s/ Steven E. Fivel .
Name: Steven E. Fivel
Title: Secretary and General Counsel

EXHIBIT A

ARTICLES OF INCORPORATION

EXHIBIT B

BYLAWS